EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE

July 20, 2005

CONTACT: Brian Schaefgen

(949) 759-5900

AMBASSADORS INTERNATIONAL, INC. REPORTS STRONG GROWTH IN REVENUE AND NET INCOME FOR THE SECOND QUARTER OF 2005

NEWPORT BEACH, CA, July 20, 2005 - Ambassadors International, Inc. (NASDAQ:AMIE) (the “Company”) reported revenue of $7.8 million for the three months ended June 30, 2005, up from $4.0 million for the three months ended June 30, 2004. In addition, the Company reported net income of $1.3 million, or $0.13 per diluted share, for the three months ended June 30, 2005, compared to net income of $0.2 million, or $0.02 per diluted share, for the three months ended June 30, 2004. For the six months ended June 30, 2005, the Company reported net income of $2.9 million, or $0.27 per diluted share, compared to net income of $1.3 million, or $0.13 per diluted share, for the same period in 2004.

Revenues increased $3.8 million, or 94%, in the second quarter of 2005 compared to 2004. For the quarter ended June 30, 2005, the increase in revenue was primarily attributable to two factors: (i.) improved travel, incentive and event management related revenue of approximately $1.6 million as a result of operating larger programs in the second quarter of 2005 compared to 2004; and (ii.) net insurance premiums earned increased approximately $1.8 million, as a result of increased premiums earned generated from additional insurance programs that were added in the second half of 2004.

Costs and operating expenses increased approximately $2.9 million in the three months ended June 30, 2005 compared to the three months ended June 30, 2004. For the second quarter of 2005, the majority of the increase in costs and operating expenses were attributable to higher loss and loss adjustment expenses of $1.1 million and higher insurance acquisition costs and other operating expenses of $0.7 million, resulting from the addition of new insurance programs, as well as full-quarter operations of certain programs when compared with the similar period of 2004.

The Company’s balance sheet at June 30, 2005 reflects total assets of $138.0 million and working capital (total current assets less current liabilities) of $95.1 million, or $9.18 per common share outstanding (based on 10,355,490 common shares outstanding at June 30, 2005).

Ambassadors International, Inc. will host a conference call to discuss the results of operations on Thursday, July 21, 2005 at 8:30 a.m. Pacific Daylight Time. Interested parties may join the call by dialing 800-894-5910, conference ID #: ANALYST. The conference call may also be joined via the Internet at www.ambassadors.com/investor. For conference replay access, parties may dial 800-839-6136 and follow the prompts, or visit the www.ambassadors.com/investor website. Post call webcast access will be available two hours following the webcast.

Ambassadors International, Inc. provides travel and event management services for corporations, associations and tradeshows. For its nationwide roster of corporate clients, Ambassadors provides a full range of services including incentive travel, merchandise award programs and corporate meeting management services. The Company provides comprehensive hotel reservation, registration and travel services for meetings, conventions and tradeshows. The Company has a marina company operating facilities in both the United States and Mexico. The Company also has a specialty reinsurance company that participates in selective reinsurance programs as a complement to its existing performance improvement business. Headquartered in Newport Beach, CA, the Company has offices in San Diego, CA, San Rafael, CA, Atlanta, GA and Chicago, IL.

Forward-Looking Statements:

This press release contains forward-looking statements that involve various risks and uncertainties. The forward-looking statements contained in this release are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. Such risks and uncertainties include, among others, general economic financial and business conditions, overall conditions in the travel services and insurance markets, potential claims related to the Company’s reinsurance business, the Company’s ability to successfully integrate the operations of companies or businesses it acquires and realize the expected benefits of its acquisitions and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. The Company is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

For further information please contact: Brian Schaefgen of Ambassadors International, Inc., +1-949-759-5900.

Summary financial information is as follows (in thousands, except per share amounts):

	Three Months Ended June 30,
	2005	2004
	(unaudited)
Revenues:
Travel, incentive and event management related	$4,312	$2,717
Net insurance premiums earned	3,096	1,277
License fees and other	420	32

	7,828	4,026

Costs and operating expenses:
Cost of software and technology related sales	50	22
Selling and tour promotion	773	774
General and administrative	3,375	2,395
Loss and loss adjustment expenses	1,602	457
Insurance acquisition costs and other operating expenses	1,194	493

	6,994	4,141

Operating income (loss)	834	(115)

Other income	1,386	347

Income before income taxes	2,220	232
Provision for income taxes	876	78

Net income	$1,344	$154

Earnings per share:
Basic	$0.13	$0.02
Diluted	$0.13	$0.02

Weighted-average common shares outstanding:
Basic	10,337	9,795
Diluted	10,574	10,061

	Six Months Ended June 30,
	2005	2004
	(unaudited)
Revenues:
Travel, incentive and event management related	$9,484	$7,588
Net insurance premiums earned	5,692	1,277
License fees and other	633	133

	15,809	8,998

Costs and operating expenses:
Cost of software and technology related sales	350	35
Selling and tour promotion	1,613	1,584
General and administrative	6,002	4,993
Loss and loss adjustment expenses	2,863	457
Insurance acquisition costs and other operating expenses	2,244	579

	13,072	7,648

Operating income	2,737	1,350

Other income	1,987	760

Income before income taxes	4,724	2,110
Provision for income taxes	1,861	773

Net income	$2,863	$1,337

Earnings per share:
Basic	$0.28	$0.14
Diluted	$0.27	$0.13

Weighted-average common shares outstanding:
Basic	10,224	9,888
Diluted	10,524	10,168

Summary of business segment information is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Revenue:
Ambassadors	$4,518	$2,749	$9,789	$7,721
Cypress Re	3,096	1,277	5,692	1,277
Corporate and Other	214	—	328	—

Total revenue	$7,828	$4,026	$15,809	$8,998

Operating income (loss):
Ambassadors	$1,239	$31	$3,461	$2,079
Cypress Re	300	327	585	241
Corporate and Other	(705)	(473)	(1,309)	(970)

Total operating income (loss)	$834	$(115)	$2,737	$1,350

Summary balance sheet information is as follows (in thousands):

	June 30, 2005	December 31, 2004
	(unaudited)
Assets:
Current assets:
Cash and short-term investments	$98,401	$97,915
Accounts receivable, net	6,534	4,128
Premiums receivable	12,340	10,040
Deferred policy acquisition costs	1,790	1,758
Reinsurance recoverable	613	1,597
Prepaid reinsurance premiums	1,284	1,207
Deferred income taxes	90	335
Prepaid program costs and other current assets	1,165	2,592

Total current assets	122,217	119,572

Property and equipment, net	674	664
Goodwill	8,996	6,275
Other intangibles	1,436	—
Other assets	4,648	3,150

Total assets	$137,971	$129,661

Liabilities:
Current liabilities:
Accounts payable and accrued and other expenses	$7,977	$4,455
Participant deposits	5,633	6,797
Loss and loss adjustment expense reserves	6,852	6,134
Unearned premiums	6,506	6,409
Deferred gain on retroactive reinsurance	146	522

Total current liabilities	27,114	24,317

Non-current participant deposits	157	404
Other liabilities	89	114

Total liabilities	27,360	24,835

Stockholders’ equity	110,611	104,826

Total liabilities and stockholders’ equity	$137,971	$129,661